Eastern Virginia Bankshares, Inc. Announces Repurchase of TARP Warrant from U.S. Treasury

TAPPAHANNOCK, Va., May 14, 2015 /PRNewswire/ -- Eastern Virginia Bankshares, Inc. (NASDAQ: EVBS) (the "Company"), the one bank holding company of EVB (the "Bank"), announced today that it has repurchased from the United States Department of the Treasury ("Treasury") the warrant to purchase 384,041.19 shares of the Company's common stock at an exercise price of $9.374 per share (the "Warrant"), each as adjusted in accordance with the Warrant's terms due to certain capital stock transactions by the Company subsequent to the Warrant issue date. The Warrant was originally issued to Treasury in January 2009 pursuant to the Company's participation in the TARP Capital Purchase Program. The aggregate repurchase price paid by the Company for the Warrant was $115 thousand, based on the fair value of the Warrant as agreed upon by the Company and Treasury. Following the repurchase of the Warrant, Treasury has no remaining equity investment in the Company.

Joe A. Shearin, President and Chief Executive Officer of the Company and Bank, commented, "We are excited to have repurchased our TARP Warrant and eliminate Treasury's remaining equity stake in our company and believe that this marks continued progress toward achieving our strategic goals."

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the business of Eastern Virginia Bankshares, Inc. that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Contact: Adam Sothen
Chief Financial Officer
Voice: (804) 443-8404
Fax: (804) 445-1047